SEPARATION AGREEMENT AND GENERAL RELEASE


          THIS SEPARATION AGREEMENT AND GENERAL RELEASE is made and entered into as of this 19th day of October, 1995 by and between EDMUND M. CARPENTER (the "Executive") and GENERAL SIGNAL CORPORATION, a New York corporation (the "Company").
                           W I T N E S S E T H :
          WHEREAS, the Executive has been employed by the Company as its Chairman and Chief Executive Officer and in other capacities; and
          WHEREAS, on October 19, 1995 the Executive ceased to be the Chairman and Chief Executive Officer of the Company, ceased all other officer and employee positions with the Company and its subsidiaries, and resigned his membership on the Boards of Directors and all Committees of the Company and its subsidiaries; and
          WHEREAS, the Executive and the Company desire to settle fully and finally all matters between them to date, including, but in no way limited to, any issues that might arise out of the Executive's employment or the termination of his employment;
          NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. The Company shall pay to the Executive, in accordance with the Company's standard payroll practices, his base salary (at the rate in effect on October 19, 1995) until the earlier of (i) December 31, 1996 or (ii) the date on which the Executive commences substantially full-time employment as an employee with any employer. The Executive shall notify the Company immediately upon his acceptance of any employment prior to
December 31, 1996. The Executive has no duty or obligation to seek any new employment.
          2. The Executive shall receive a cash bonus for 1995 in an amount equal to the product of (i) $612,692.37, multiplied by
(ii) the average percentage of target bonuses treated as earned by other corporate officers participating in the General Signal Corporation Incentive Compensation Plan (the "Bonus Plan") for 1995 (but excluding any guaranteed minimum bonus received by any corporate officer pursuant to a contractual obligation of the Company if such guaranteed minimum bonus represents a greater percentage of the applicable target bonus than the percentage determined pursuant to this subclause (ii) without regard to any such minimum bonus or bonuses), multiplied by (iii) .8. Said bonus shall be paid to the Executive at the same time that other 1995 bonuses are paid under the Bonus Plan.
          3. The Company shall supplement the benefits payable in respect of the Executive under the Corporate Retirement Plan of General Signal Corporation and under the General Signal Corporation Benefit Equalization Plan, as augmented pursuant to the Executive's letter agreement with the Company dated April 15, 1988 (collectively, the "Pension Plans"), by providing to the Executive (or to the Executive's beneficiary if applicable under the applicable form of payment) the additional benefits that he would have been entitled to receive under the Pension Plans if he remained in employment with the Company until December 31, 1996 earning base salary at the rate in effect on October 19, 1995, received the cash bonus payment described in Section 2 above, and retired on December 31, 1996; provided, however, that the benefits payable under the Pension Plans as modified by this Section 3 shall be reduced by the actuarially equivalent value (as determined in good faith by the Company and the enrolled actuary for the General Signal Corporation Benefit Equalization Plan using the actuarial assumptions and tables that apply to the respective Pension Plans) of the benefits payable in respect of the Executive under the ITT pension plans. Such supplemental benefits shall be treated as additional benefits under the General Signal Corporation Benefit Equalization Plan and shall be payable in the same form and commencing at the same time as benefits payable under said Benefit Equalization Plan.
          4. In respect of all stock options granted to the Executive under the General Signal Corporation 1985 Stock Option Plan, under the General Signal Corporation 1989 Stock Option and Incentive Plan and under the General Signal Corporation 1992 Stock Incentive Plan and still outstanding on October 19, 1995 (the "Options"), the Executive (or, in the event of his death, the person entitled to exercise the applicable Option following his death) shall have the right to exercise such Options until the earlier of (i) October 19, 2000 or (ii) the expiration of the stated option term of the applicable Option (without regard to and without giving effect to any earlier expiration that could result from the Executive's ceasing to be the Chief Executive Officer of the Company, but giving effect to any earlier expiration by reason of the Executive's death), provided, however, that in no event may the Executive exercise any such Option unless it either was exercisable on October 19, 1995 or became exercisable pursuant to its terms prior to January 1, 1997 (as if he remained in employment with the Company through December 31, 1996) and on or before the date of exercise. The Executive shall have no right to exercise any Option that would not have become exercisable prior to January 1, 1997 if he had remained in employment through and continuing beyond December 31, 1996. By executing this Agreement, the Company and the Executive agree that all of the Executive's Options and the related option agreements are amended in accordance with the foregoing provisions of this Section 4, and that all provisions of such Options and option agreements shall remain in full force and effect except as so amended.
          5. The Executive shall continue to vest in all Company matching contributions under the General Signal Corporation Deferred Compensation Plan made in respect of deferrals prior to October 20, 1995 as if he remained in employment with the Company until October 19, 1996. The Executive shall not be permitted to make any contributions to said Deferred Compensation Plan or to have any Company matching contributions credited on his behalf with respect to any periods after October 19, 1995.
          6. The Executive has elected or will elect to convert his coverage under the Company's group-term life insurance program to an individual universal life insurance policy with a death benefit equal to $1,580,000. The Company shall pay the Executive's premiums for such policy, but not beyond the earlier of
(i) December 31, 1996 or (ii) the date on which the Executive commences substantially full-time employment as an employee with any employer. If the Executive dies prior to the earlier of the dates set forth in the preceding sentence, any remaining payments under Section 1 or Section 2 of this Agreement shall be paid to his estate or his personal representative at the time or times such payments would have been made if the Executive had not died. In addition, if the Executive elects continuation coverage under any of the Company's group health plans pursuant to Part 6 of Subtitle B of Title I of the Executive Retirement Income Security Act of 1974, as amended ("ERISA"), the Company shall pay the difference between the full amount of the Executive's premiums for such continuation coverage and the amount that the Executive would have been required to pay for coverage if he had remained an employee of the Company, but not beyond the earlier of (i) December 31, 1996 or
(ii) the date on which the Executive commences substantially full-time employment as an employee with any employer. The Executive shall pay the balance of such premiums, and such coverage shall continue for the period provided under ERISA even though the Company may cease to pay premiums under this Section 6 (provided the Executive pays all the required premiums and otherwise satisfies the requirements for continuation coverage).
          7. Within 60 days after the execution of this Agreement, the Company shall convey to the Executive ownership of the automobile that the Company was providing for the use of the Executive on October 19, 1995.
          8. The Company shall reimburse the Executive for the reasonable expenses (not including income taxes) incurred by the Executive in renting an office in the Stamford/Greenwich, Connecticut area and in obtaining shared secretarial, reception and similar support services, but not beyond the earlier of
(i) December 31, 1996 or (ii) the date on which the Executive commences substantially full-time employment as an employee with any employer; provided, however, that any expenses pursuant to this
Section 8 shall be reimbursed by the Company only to the extent the Company has approved in writing the amount of such expenses prior to their being incurred. The Company's response to a request for approval of such expenses shall not be unreasonably delayed.
          9. The Executive understands and agrees that the consideration described in the preceding Sections of this Agreement is more than the Executive would otherwise be entitled to under the Company's existing plans and policies. Except as otherwise expressly provided in this Agreement, the Executive after
October 19, 1995 shall be entitled to none of the benefits or other perquisites of employment extended to employees by the Company, and the Executive shall have no right to any benefits under any plan, program, policy or arrangement of the Company which are conditioned on retirement or that would be available only if termination of employment occurred after October 19, 1995. The payments and benefits provided and to be provided to the Executive under Sections 3, 4 and 5 of this Agreement shall be unaffected by any new employment of the Executive after the effective date of this Agreement.
          10. The Executive, to the best of his knowledge, has returned or will as soon as practicable (but in any event no later than 30 days after execution of this Agreement) return to the Company all Company Information and related reports, files, memoranda, and records; credit cards, cardkey passes; door and file keys; computer access codes; software; and other physical or personal property which the Executive received or prepared or helped prepare in connection with his employment and which are in his actual possession or control on the date of this Agreement.
The Executive has not, to the best of his knowledge, retained and will not intentionally retain any copies, duplicates, reproductions, or excerpts thereof. The term "Company Information" as used in this Agreement means all information relating to the Company or any of its subsidiaries which is not already in the public domain and which is regarded by the Company as confidential, proprietary or private in nature, including, without limitation, information received from third parties under confidential conditions, technical, business, or financial information, and other information concerning the business, contemplated future business prospects, and other affairs of the Company. The Company shall not treat information as confidential, proprietary or private for purposes of this Agreement if it has treated the same information as not being confidential, proprietary or private with respect to any other former employee.
          11. The Executive agrees that in the course of his employment with the Company, he has acquired Company Information as defined in Section 10. The Executive understands and agrees that such Company Information has been disclosed to the Executive in confidence and for Company use only. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power, or as is reasonably necessary in connection with any adversarial process between the Executive and the Company, the Executive understands and agrees that he (i) will keep Company Information confidential at all times after his employment with the Company, (ii) will not disclose or communicate Company Information to any third party, and (iii) will not make use of Company Information on the Executive's own behalf, or on behalf of any third party. In view of the nature of the Executive's employment and the nature of Company Information which the Executive has received during the course of his employment, the Executive agrees that any unauthorized disclosure to third parties of Company Information or other violation, or threatened violation, of this Agreement would cause irreparable damage to the trade secret status of Company Information and to the Company, and that, therefore, the Company shall be entitled to an injunction prohibiting the Executive from any such disclosure, attempted disclosure, violation, or threatened violation. When Company Information becomes generally available to the public other than by the Executive's acts or omissions, it is no longer subject to these restrictions. However, Company Information shall not be deemed to come under this exception merely because it is embraced by more general information which is or becomes generally available to the public. The undertakings set forth in this Section 11 shall survive the termination of this Agreement or other arrangements contained in this Agreement.
          12. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and the Company, the Executive agrees and promises that he will not make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers or potential customers.
          13. Unless otherwise required by a court of competent jurisdiction or pursuant to any recognized subpoena power or as is reasonably necessary in connection with any adversarial process between the Executive and the Company, the Company agrees and promises that neither it nor its directors or officers will make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to the reputation or business of the Executive or any member of his family or which would interfere in any way with the future business relationships of the Executive.
          14. The Executive represents and agrees that, unless compelled by legal process or as is reasonably necessary in connection with any adversarial process between the Company and the Executive, he will keep the terms of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone except his financial, legal or tax advisor(s), his accountants, and his immediate family; provided that these individuals agree to keep said information confidential and not disclose it to others.
          15. The Company represents and agrees that, unless compelled by legal process or applicable legal requirements, or as is reasonably necessary in connection with any adversarial process between the Company and the Executive, it will keep the terms of this Agreement completely confidential, and that it will not hereafter disclose any information concerning this Agreement to anyone except its financial, legal or tax advisor(s), its accountants, its directors, and those employees of the Company who have a need to know about its terms; provided that these individuals agree to keep said information confidential and not disclose it to others; and provided further that the Executive shall have the opportunity to review and comment upon any proposed public disclosure pursuant to applicable legal requirements with respect to any of the terms of this Agreement.
          16. In consideration of the payments and benefits to the Executive under this Agreement (including, without limitation, the right to exercise Options as set forth in Section 4 hereof), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive shall not, during the Noncompetition Period (as hereinafter defined), directly or indirectly, act as a director, officer, employee, manager, trustee, agent, partner, advisor, joint venturer, or consultant of, with or to, or otherwise engage in, any business or businesses that actually compete to a substantial extent with those businesses the Company and its subsidiaries engaged in on October 19, 1995 which competition is reasonably likely to have a material adverse effect on the Company and its subsidiaries taken as a whole. For purposes of this Section 16, the "Noncompetition Period" shall mean the period beginning on October 19, 1995 and ending on December 31, 1997.
          17. For a period of five years from the date of this Agreement (the "Restricted Period"), except as specifically requested in writing by the Company, the Executive, singly or with any other person or directly or indirectly, shall not propose, enter into, or agree to enter into, or encourage any other person to propose, enter into, or agree to enter into (i) any form of business combination, acquisition or other transaction relating to the Company, (ii) any form of restructuring, recapitalization or similar transaction with respect to the Company, or (iii) any demand, request or proposal to amend, waive or terminate any provision of this Section 17 of this Agreement. Furthermore, during the Restricted Period, except as specifically requested in writing by the Company, the Executive shall not, singly or with any other person or directly or indirectly, (1) acquire, or offer, propose or agree to acquire, by tender offer, purchase or otherwise, any voting securities of the Company except through the exercise of Options, (2) make, or in any way participate in, any solicitation of proxies or written consents with respect to voting securities of the Company (it being understood that the mere execution of a proxy or written consent shall not be treated as constituting participation in such a solicitation), (3) become a participant in any election contest with respect to the Company,
(4) seek to influence any person with respect to the voting or disposition of any voting securities of the Company, (5) demand a copy of the Company's list of stockholders or its other books and records, (6) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any voting securities of the Company or that seeks to affect control of the Company or for the purpose of circumventing any provision of this Agreement or (7) otherwise act to seek or to offer to control or influence, in any manner, the management, Board of Directors or policies of the Company.
          During the period beginning on October 19, 1995 and ending on December 31, 1997, the Executive shall not directly or indirectly solicit for employment any of the current directors, officers or managers of the Company.
          18. In consideration of the payments and benefits to the Executive under this Agreement (including, without limitation, the right to exercise Options as set forth in Section 4 hereof), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances before the date of execution of this Agreement ("Claims") which the Executive has, ever had or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment or the termination of the Executive's employment with the Company or the manner of said termination; provided, however, that this Section 18 shall not apply to any of the obligations of the Company specifically provided for in this Agreement. This Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Company and/or any of its subsidiaries, shareholders, officers, directors, agents, and employees, past or present, and their respective heirs, successors and assigns (collectively, the "Releasees"), including, without limitation --
          (1) any Claims arising out of any employment agreement or other contract, side-letter, resolution, promise or understanding of any kind, whether written or oral or express or implied;
          (2) any Claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C.
               621 et seq.; and
          (3) any Claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract or tort law, rule, regulation, order or decision, including, without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. 12101 et seq., and Title VII of the Civil Rights Act of
               1964, 42 U.S.C.   2000e et seq., and as each of
               these laws have been or will be amended, except to the extent that any governmental authority or other third party, i.e., other than one of the Releasees, files a charge or institutes an investigation, lawsuit or any proceeding against the Executive based on any event, occurrence or omission during the period of the Executive's employment with the Company, in which case the Executive will be permitted to implead or bring a court action against the Company and/or any of the Releasees for indemnification of any liability or other appropriate remedy, provided such impleader or court action would be available but for this Agreement.
          Notwithstanding anything to the contrary in this
Section 18, the Executive does not release (i) any claim he may have under any employee benefit plan in which he was a participant during his employment with the Company for the payment of a benefit thereunder to which he would be entitled upon his termination of employment on October 19, 1995 in accordance with the terms of such plan or (ii) any claim that he may have under this Agreement.
          19. The Executive understands that this Agreement affects significant rights and represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement, and that he has been advised to consult with and has in fact consulted with legal counsel before entering into this Agreement. In particular, the Executive acknowledges that he has been given twenty-one (21) days during which time he has carefully considered and voluntarily approved the terms of this Agreement. The Executive understands that, pursuant to the provisions of the ADEA, he shall have a period of seven (7) days from the date of execution of this Agreement during which he may revoke this Agreement via hand delivery of a notice of revocation to the Company's offices to the attention of Edgar J. Smith, Jr., General Counsel. This Agreement shall not become effective or enforceable until the revocation period has expired.
          20. In the event of any breach by the Executive of this Agreement, the Executive shall forfeit (to the extent permitted by law) all payments and benefits hereunder (including, without limitation, payments and benefits already received, any profits realized with respect to shares of Company stock acquired upon exercise after January 19, 1996 of an Option that was exercisable on October 19, 1995, and any profits realized with respect to shares of Company stock acquired upon exercise after October 19, 1995 of an Option that was not exercisable on October 19, 1995) to the extent in excess of the payments and benefits he would have received following termination of his employment on October 19, 1995 in the absence of this Agreement. To the extent that any payments or benefits already received or any profits with respect to Company stock are forfeited, the Executive shall promptly pay all such forfeited payments and benefits and all such forfeited profits to the Company. In addition, either party to this Agreement may seek other legal and equitable relief in the event of any breach of this Agreement by the other party.
          21. The Company's obligations to make payments, to transfer property, and to provide benefits hereunder shall be subject to the Executive's satisfaction of any applicable withholding requirements.
          22. Nothing in this Agreement shall be construed as limiting or in any other way affecting the Executive's rights to indemnification under the Company's charter or bylaws or under the Indemnification Agreement dated May 1, 1988 between the Company and the Executive. Notwithstanding any other provision of this Agreement, to the extent that the Executive is by reason of his status as an officer, director or employee of the Company or any of its subsidiaries prior to October 19, 1995, a witness or interviewed or deposed as a potential witness in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative, or investigative, other than one initiated by the Executive, the Executive will be indemnified by the Company against all expenses actually and reasonably incurred by the Executive in connection therewith or as a result thereof.
In addition, for 1995 and for at least six years thereafter, the Company agrees to include the Executive within the coverage of any directors' and officers' liability insurance policy covering officers and directors of the Company generally with respect to his services to the Company as an officer and director through October 19, 1995.
          23. The Company shall from time to time designate a specific officer of the Company who shall be the principal contact at the Company for the Executive in matters dealing with the operation of this Agreement and shall notify the Executive of such designation. Until further notice to the Executive, such designatee shall be Elizabeth D. Conklyn.
          24. This Agreement constitutes the entire understanding and agreement between the Company and the Executive with regard to all matters herein and supersedes all prior oral and written agreements and understandings of the parties with respect to such matters, whether express or implied. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in a writing of even or subsequent date, signed by all parties hereto.
          25. If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement will be valid and enforceable to the fullest extent permitted by law.
          26. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut without reference to its choice of law provisions and shall be binding upon the parties and their respective heirs, executors, successors and assigns.
          27. This Agreement does not constitute any admission of wrongdoing, or evidence thereof, on the part of any parties hereto or the Releasees. Except as required by court order, or to enforce the terms of this Agreement, this Agreement may not be used in any court or administrative proceeding.
          28. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed as of the date first above written.
                              GENERAL SIGNAL CORPORATION

                               /s/ Michael Lockhart

                              By:____________________________
                                   Its

WITNESS:


/s/ Mark Hill                    /s/ Edmund M. Carpenter
_____________________         _______________________________
                                   Edmund M. Carpenter